UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 17, 2018

DULUTH HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Wisconsin	001-37641	39-1564801
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Countryside Drive Belleville, Wisconsin 53508
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (608) 424-1544

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01

Entry into a Material Definitive Agreements.

On May 17, 2018 (the “Closing Date”), Duluth Holdings Inc. (the “Company”) entered into a new Five-Year Credit Agreement (the “Five-Year Credit Agreement”) with BMO Harris Bank N.A., as Administrative Agent, Swingline Lender and L/C Issuer, a syndicate of lenders party thereto (the “Lenders”) and BMO Capital Markets Corp., as the Sole Lead Arranger and Sole Book Runner.  The Five-Year Credit Agreement provides for borrowings of up to $130 million in aggregate principal amount that are available under the following senior secured credit facilities: (i) an $80 million in aggregate principal amount revolving credit facility (the “Revolver”), with a sublimit for the issuance of standby and commercial letters of credit in an amount equal to the lesser of $5 million or the revolving credit commitments, as well as a sublimit for swing line loans in an amount equal to the lesser of $10 million or the revolving credit commitments (the “Swing Line Facility); and (ii) a $50 million in aggregate principal amount delayed draw term loan (the “DDTL Facility”).  The Five-Year Credit Agreement provides the Company with a flexible source of capital and will support the funding needs over the next five years in connection with the Company’s long-range strategic plans.

At the Company’s option, the interest rate applicable to the Revolver or DDTL Facility will be a floating rate equal to: (i) the base rate plus a margin of 25 to 100 basis points (“bps”), based upon the Company’s rent adjusted leverage ratio, or (ii) a fixed rate for a one-, two-, three- or six-month interest period equal to LIBOR for such interest period plus a margin of 15 to 30 bps, based upon the Company’s rent adjusted leverage ratio.  The Company is also subject to certain non-use fees equal to 15 to 30 bps, based upon the Company’s rent adjusted leverage ratio. The proceeds of the Revolver and the DDTL Facility will be used to refinance existing indebtedness, finance working capital and capital expenditures, and for other general corporate purposes.  In addition to scheduled repayments, the Five-Year Credit Agreement requires mandatory prepayments of 100% of the net proceeds received by the Company from any sales or issuances of debt securities by the Company or any sale or disposition of assets in excess of $500,000 during any fiscal year, and insurance and condemnation proceeds not otherwise reinvested.   The Company is also permitted to voluntarily prepay the Five-Year Credit Agreement in whole or in part at any time, where borrowings bearing interest based on the base rate may be prepaid at any time without penalty and borrowings bearing interest based on LIBOR may be prepaid upon written notice, subject to payment of usual and customary breakage costs for payments made prior to the last day of an interest period. The Revolver and DDTL Facility will mature on May 17, 2023 (the “Maturity Date”).  The Five-Year Credit Agreement also contains an accordion feature that gives the Company the right to establish one or more term loan commitments, revolver commitments or a combination thereof in an aggregate amount of up to $50 million after the Closing Date and prior to the Maturity Date and with the consent of BMO Harris Bank, N.A., as Administrative Agent, and after meeting certain conditions.  The Five-Year Credit Agreement contains customary events of default and financial, affirmative and negative covenants, including but not limited to quarterly financial covenants commencing the fiscal quarter ending April 29, 2018 relating to the Company’s rent adjusted leverage ratio and fixed charge coverage ratio.

Pursuant to the General Security Agreement dated as of May 17, 2018 (the “General Security Agreement”), by and among the Company and BMO Harris Bank, N.A., as Administrative Agent, the Five-Year Credit Agreement is secured by a first-priority perfected security interest in substantially all of the tangible and intangible assets of the Company.

The Five-Year Credit Agreement and the General Security Agreement are filed as Exhibits 10.1 and 10.2 herewith and incorporated herein by reference.  The foregoing descriptions of the Five-Year Credit Agreement and General Security Agreement do not purport to be complete and are qualified in their entirety by the full text of such agreements.

Item 1.02

Termination of a Material Definitive Agreements.

In connection with the entry into the Five-Year Credit Agreement, the Company’s Second Amended and Restated Loan Agreement, dated October 7, 2016, among BMO Harris Bank N.A. (f/k/a Harris N.A.) and Duluth Holdings Inc., as amended, was terminated on May 17, 2018.

Item 9.01.

Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1

Credit Agreement, dated as of May 17, 2018, among Duluth Holdings Inc., as the borrower, BMO Harris Bank N.A., as Administrative Agent, Swingline Lender and L/C Issuer, the Other Lenders Party Hereto, and BMO Capital Markets Corp., as Sole Lead Arranger and Sole Book Runner.

10.2	General Security Agreement, dated as of May 17, 2018, by and between Duluth Holdings Inc. and BMO Harris Bank N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DULUTH HOLDINGS INC.

Dated: May 22, 2018	By: /s/ David Loretta
David Loretta Senior Vice President and Chief Financial Officer

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